Exhibit 99.2

Enzo Biochem, Inc.
527 Madison Avenue
New York, NY 10022

FOR IMMEDIATE RELEASE

ENZO BIOCHEM REPORTS THIRD QUARTER RESULTS

Revenue and Gross Margin Improve Sequentially; Newly Approved Assays To
Drive Revenue Growth at Clinical Labs, Higher Margin Products Improve Life
Sciences Results

NEW YORK, NY, June 10, 2013 – Enzo Biochem Inc. (NYSE:ENZ) today reported results for the fiscal third quarter ended April 30, 2013. Among the quarter’s highlights:

•	Sequential revenues growth, gross margin improvement and reduced operating loss.
•	Following storm-delayed inspection, new diagnostic assays now available to drive revenue growth at Clinical Labs.
•	Litigation-related legal expenses for prosecuting upcoming trial increased substantially.
•	New credit facility strengthens balance sheet.
•	Strategies to capitalize on new products under consideration.

“The fiscal third quarter operating results showed modest sequential improvement,” said Barry Weiner, Enzo President. “We believe the launch of a number of new, esoteric tests, which were delayed due to the timing of laboratory inspections and that are now being marketed, will be a catalyst for improved fourth quarter results. This higher margin revenue should help to offset lowered reimbursement rates from Medicare and commercial payers. The refocusing of Life Sciences on higher-margin business helped to improve bottom-line results in that division, as the changes we implemented over the past year have begun to deliver margin improvement. Additionally, we expect that the Company will continue to incur a high level of legal expenses in preparation for a trial slated for this fall. We are proceeding in a number of key patent infringement cases which are being handled on a contingency basis.

“We are entering into a new receivable financing credit agreement, which should greatly improve our financial flexibility and enhance our ability to evaluate new approaches to more fully integrate the highly complementary activities of our Life Sciences and Labs, and to further develop strategic partnerships or participations designed to better and more opportunistically capitalize on several promising technologies.”

Operating Results

For the quarter total revenues were $22.6 million, compared with $22.2 million in the preceding quarter and $25.9 million a year ago. It should be noted that the quarter had two fewer business days than in the previous year’s comparable quarter. Total operating expenses were flat quarter over quarter, while the operating loss amounted to ($5.6) million, compared with operating losses of ($6.0) million in the January 2013 quarter and ($3.5) million a year ago. Gross margin was $9.0 million, up from $8.6 million in the prior quarter, with the gross profit as a percentage of revenues at 40%, versus 39% on the same basis. A year-ago the respective comparisons were $12.1 million and 46%. Legal costs rose substantially, to $1.7 million from $1.4 million in the preceding quarter and $0.9 million a year ago.

Net loss was ($5.8) million, or ($0.15) per share, compared with a net loss in the preceding quarter of ($5.7) million, or ($0.14) per share, quarter over quarter. The corresponding year-ago quarter’s net loss was ($3.4) million, or ($0.09) per share. EBITDA (earnings before interest taxes depreciation and amortization), a non GAAP measure, was a negative ($4.6) million compared to ($4.7) million year over year in the preceding quarter and ($2.4) million a year ago.

On April 30, 2013, working capital amounted to $9.6 million, the current ratio stood at 1.5-to-1, and cash and cash equivalents totaled $5.6 million. As of today, the Company has approximately $10 million in cash and cash equivalents. The Company has arranged for an $8 million senior secured revolving line of credit that may be increased to $12 million for working capital and growth purposes.

Segment Results

Despite lower reimbursement rates from Medicare and a commercial payer, and reduced activity from an additional payer, revenues at Clinical Labs increased sequentially by $0.1 million to approximately $13.4 million, and compared with $15.2 million, a year ago. The operating loss declined to ($2.1) million from ($2.4) million in the preceding quarter, and compared with a year ago operating loss of ($0.6) million, with gross margin and gross profit both comparable to the preceding quarter.

Life Sciences’ revenue was $9.2 million, compared with $8.9 million in the January 2013 quarter and $10.7 million a year ago. However, the transition to higher margin products offset the Government’s spending cuts that continue to impact academic R&D expenditures, with fiscal third quarter operating income of $0.5 million, compared to a quarter over quarter operating loss of ($0.1) million. Gross profit margin was 54%, up from 53% sequentially.

Other Developments

Molecular diagnostics are increasingly being recognized as an important healthcare tool. Enzo Clinical Labs, as an experienced assay developer, is in a favorable position to capitalize on the trend due to an increasing flow of products and services for this market, and a valuable intellectual property portfolio covering far-reaching technologies, providing capabilities from sample processing to amplification to detection. Enzo has developed and is validating a number of tests utilizing its proprietary AmpiProbe TM platform. AmpiProbe TM based assays possess high sensitivity and the ability to create panels from a single specimen, which in turn could improve convenience for doctors and their patients as well as provide compatibility with existing PCR technologies. Under development or already available are a number of assays in such areas as infectious diseases, bio pharma, genetic cancer, biothreat and women’s health. The last, a women’s health panel, includes a dozen organisms that can be identified in one sample alone.

Among projects recently completed, and thus anticipated to contribute to results, are HPV genotyping, a next generation HIV test, a prenatal genetics panel, and E-tect™, Enzo’s assay that measures the overexpression of two key oncogenes that may be indicative of potential cervical cancer progression.

Conference Call

The Company will conduct a conference call on June 11, 2013 at 8:30 AM ET. The call can be accessed by dialing 1-888-459-5609. International callers can dial 1-973-321-1024. Please reference PIN number 91660138. Interested parties may also listen over the Internet at http://phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=94391&eventID=4973321.To listen to the live call on the Internet, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available approximately two hours after the end of the live call, through midnight (ET) on June 25, 2013. The replay of the conference call can be accessed by dialing 1-800-585-8367, and when prompted, use PIN number 91660138. International callers can dial 1-404-537-3406, using the same PIN number.

NON-GAAP Financial Measures

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Enzo Biochem attached to this news release and will post to the Company’s investor relations web site (www.enzo.com) any reconciliation of differences between non-GAAP financial information that may be required in connection with issuing the Company’s quarterly financial results.

The Company uses EBITDA, as a measure of performance to demonstrate earnings exclusive of interest, taxes, depreciation and amortization. The Company manages its business based on its operating cash flows. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company’s performance based on the Company’s net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principles generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company’s case is the removal of interest, taxes, depreciation and amortization.

About Enzo Biochem

Enzo Biochem is a pioneer in molecular diagnostics, leading the convergence of clinical laboratories, life sciences and therapeutics through the development of unique diagnostic platform technologies that provide numerous advantages over previous standards. A global company, Enzo Biochem utilizes cross-functional teams to develop and deploy products systems and services that meet the ever-changing and rapidly growing needs of health care both today and into the future. Underpinning Enzo Biochem’s products and technologies is a broad and deep intellectual property portfolio, with patent coverage across a number of key enabling technologies.

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management, including those related to cash flow, gross margins, revenues, and expenses are dependent on a number of factors outside of the control of the company including, inter alia, the markets for the Company’s products and services, costs of goods and services, other expenses, government regulations, litigations, and general business conditions. See Risk Factors in the Company’s Form 10-K for the fiscal year ended July 31, 2012. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

###

Contact:

For Enzo Biochem, Inc.
Steven Anreder		Michael Wachs
Anreder & Company		CEOcast, Inc.
212-532-3232		212-732-4300
steven.anreder@anreder.com	or	mwachs@ceocast.com

TABLE FOLLOWS

ENZO BIOCHEM, INC.

(in thousands, except per share data)

	Three months ended		Nine months ended
	April 30,		April 30,
Selected operations data:	(unaudited)		(unaudited)

	2013	2012	2013	2012
Revenues:
Clinical laboratory services	$13,384	$15,242	$41,881	$43,552
Product revenues	$8,265	$9,574	$24,574	$28,819
Royalty and license fee income	$949	$1,133	$3,982	$4,302

Total revenues	$22,598	$25,949	$70,437	$76,673

Gross profit	$9,048	$12,054	$29,425	$35,434

Gross profit %	40%	46%	42%	46%

Loss before income taxes	$(5,808)	$(3,445)	$(15,415)	$(11,847)

Benefit (provision) for income taxes (A)	38	34	280	(279)

Net loss	$(5,770)	$(3,411)	$(15,135)	$(12,126)

Basic and diluted loss per share	$(0.15)	$(0.09)	$(0.38)	$(0.31)

Weighted average shares outstanding - basic and diluted	39,553	38,825	39,381	38,676

Reconciliation of GAAP Net Loss to EBITDA:

Net loss	$(5,770)	$(3,411)	$(15,135)	$(12,126)
Add-back (deduct):
Depreciation and amortization	1,161	1,027	3,497	3,286
Interest expense (income)	10	18	25	6
(Benefit) provision for income taxes	(38)	(34)	(280)	279
EBITDA (B)	$(4,637)	$(2,400)	$(11,893)	$(8,555)

Notes:

A- All periods reflect effective tax rates below the statutory rate due to inability to recognize future tax benefits.

B- EBITDA is a non-GAAP measure, as described in the attached press release

Selected balance sheet data:
	April 30, 2013	July 31, 2012

Cash and cash equivalents	$5,644	$15,076

Working capital	$9,621	$21,412

Stockholders’ equity	$35,422	$49,101

Total assets	$57,628	$69,123